UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2012

EDGEWAVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15333 Avenue of Science
San Diego, CA 92128
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Employment Agreement

On February 2, 2012, EdgeWave, Inc., a Delaware corporation (“EdgeWave” or the “Company”) and Dave Maquera entered into an Employment Agreement (the “Agreement”) effective February 2, 2012, regarding Mr. Maquera’s employment by EdgeWave as President of the Company.  Mr. Maquera shall report directly to the Chief Executive Officer of the Company.

Pursuant to the terms of the Agreement, Mr. Maquera is entitled to receive payments of $10,416.67 (before deductions made at Employee's request, if any, and for deductions required by federal, state and local law) twice per month, which equates to an annualized amount of $250,000. Additionally, Mr. Maquera is entitled to receive a quarterly performance bonus of up to $18,750 per quarter based on achieving specific performance targets to be established by the Board of Directors and set forth in the variable compensation plan. The Company will also grant Mr. Maquera 700,000 restricted shares of the Company’s Common Stock out of the Company’s 2010 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), or in the Board's discretion, under a similar plan or outside of a plan, at a per share purchase price of $0.01.  The grant of the restricted shares  will be subject to the following forfeiture rights: (i) If employment is terminated prior to the first anniversary of the date of the grant, all of the restricted shares will be forfeited to Edgewave; (ii) If employment is terminated on or after the first anniversary of the date of the grant but prior to the second anniversary of the date of the grant, then 75% of the shares will be forfeited to Edgewave (rounded up to the next highest whole number of shares); (iii) If employment is terminated on or after the second anniversary of the date of the grant but prior to the third anniversary of the date of the grant, then 50% of the shares will be forfeited to Edgewave (rounded up to the next highest whole number of shares); (iv) If employment is terminated on or after the third anniversary of the date of the grant but prior to the 4th anniversary of the date of the grant, then 25% of the shares will be forfeited to Edgewave (rounded up to the next highest whole number of shares); (v) If employment is not terminated prior to the fourth anniversary of the date of the grant, then the forfeiture right expires. The restricted stock awards will be subject to (i) Board approval, (ii) signing of the restricted stock agreement, and (iii) if granted pursuant to the Plan, the terms of the Plan.

In the event that Mr. Maquera is terminated without “Cause” in connection with a Change of Control or resigns for “Good Reason” in connection with a Change of Control, any “unvested” restricted stock awards will accelerate by 50% and “vest” immediately upon the later date of the Change of Control or resignation for “Good Reason” and the date a Release Agreement (as defined in the Agreement) is signed and becomes effective. The Company will also grant Mr. Maquera the option to participate in the benefit plans offered by the Company, including without limitation, 401(k), and other savings plans, short and long term disability insurance, Section 125 (cafeteria) and similar pre-tax expense plans, holidays, sick leave, etc., which may be amended from time to time at the Company’s discretion. Mr. Maquera can also participate in health insurance for himself and his dependents, and such other benefits as provided by the Company to all of its employees from time to time. Mr. Maquera will be entitled to three (3) weeks vacation per year.  Mr. Maquera’s employment is on an “at-will” basis and not for any specific time period.

The preceding description of the Employment Agreement is summary in nature and does not purport to be complete. It should be read in conjunction with the Agreement, and is qualified in its entirety by reference to the Agreement. The full text of the Employment Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure requirement of this Item 5.02 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Employment Agreement between EdgeWave, Inc. and Dave D. Maquera dated February 2, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EDGEWAVE, INC.

Dated: February 8, 2012	By:	/s/ Louis E. Ryan
Louis E. Ryan
Chief Executive Officer and Chairman of the Board of Directors